UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
February 8, 2026
Date of Report (date of earliest event reported)

Fox Factory Holding Corp.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-36040	26-1647258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2055 Sugarloaf Circle, Suite 300
Duluth, GA 30097
(Address of Principal Executive Offices) (Zip Code)
(831) 274-6500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	FOXF	The NASDAQ Stock Market LLC
(NASDAQ Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Definitive Agreement.
On February 8, 2026, Fox Factory Holding Corp. (the “Company”) entered into a cooperation agreement (the “Cooperation Agreement”) with Engine Capital L.P. and certain of its affiliates (collectively, “Engine Capital”).
Pursuant to the Cooperation Agreement, the Company agreed to (i) within ten business days from the date of the Cooperation Agreement, appoint Alan L. Bazaar to the Board of Directors of the Company (the “Board”) as a Class II director, with an initial term expiring at the Company’s 2027 annual meeting of stockholders (the “2027 Annual Meeting”) and (ii) as promptly as practicable, and with sufficient time for the Company to list such director in the Company’s proxy statement and proxy card for the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”), appoint an independent director with executive-level operations experience in manufacturing (the “Additional Independent Director”), as identified by Engine Capital and subject to the approval of the Board, to the Board as a Class I director, with an initial term expiring at the 2026 Annual Meeting. The Company also agreed to nominate the Additional Independent Director for election to the Board at the 2026 Annual Meeting for a term expiring at the Company’s 2029 annual meeting of stockholders, and will recommend, support and solicit proxies for the election of the Additional Independent Director at the 2026 Annual Meeting in the same manner as it recommends, supports, and solicits proxies for the election of the Company’s other director nominees. The Cooperation Agreement provides for customary director replacement procedures in the event that Mr. Bazaar or the Additional Independent Director cease to serve as directors under certain circumstances as specified in the Cooperation Agreement. The Company further agreed that Dudley W. Mendenhall would not stand for re-election at the 2026 Annual Meeting and Ted D. Waitman would resign from the Board effective no later than the 2026 Annual Meeting.
Pursuant to the Cooperation Agreement, the Company also agreed to form an advisory committee of the Board to oversee management’s efforts with respect to profitability, cost-cutting and margin improvement (the “Transformation Committee”) and to appoint Mr. Bazaar, the Additional Independent Director, and two other members of the Board to the Transformation Committee, with Sidney Johnson serving as Chair. Upon formation of the Transformation Committee, the Company agreed to cause management to retain, as promptly as practicable, a nationally recognized consulting firm to assist management in evaluating and implementing initiatives to reduce the cost structure of the Company’s business and improve margins. The Company also agreed to appoint Mr. Bazaar to the Compensation Committee and the Nominating and Corporate Governance Committee of the Board and to appoint the Additional Independent Director to the Audit Committee of the Board. The Cooperation Agreement contains certain customary standstill restrictions, voting commitments, expense reimbursement and other provisions, such as a mutual non-disparagement provision, which will remain in effect until the date that is the earlier of (i) 30 days prior to the deadline for the submission of shareholder director nominations for the 2027 Annual Meeting and (ii) 120 days prior to the first anniversary of the 2026 Annual Meeting, subject to extension in the event the Company irrevocably offers to re-nominate Mr. Bazaar at the 2027 Annual Meeting and Engine Capital accepts such offer (the “Termination Date”). The Company agreed that the Board’s size will be no greater than seven members without Engine Capital’s written consent (which cannot be unreasonably withheld, conditioned or delayed) from the conclusion of the 2026 Annual Meeting until the Termination Date.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Cooperation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 9, 2026, the Company announced that Dudley W. Mendenhall would retire from the Board and not stand for re-election at the 2026 Annual Meeting and that Ted. D. Waitman would retire from the Board effective at the 2026 Annual Meeting. Mr. Mendenhall’s and Mr. Waitman’s departures from the Board are not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.
Item 7.01. Regulation FD Disclosure.
On February 9, 2026, the Company issued a press release announcing the Company’s entry into the Cooperation Agreement. A copy of the press release is furnished as Exhibit 99.1 to this report on Form 8-K and is incorporated herein by reference.
The information contained in this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
The following exhibit is filed herewith:

Exhibit Number	Description
10.1	Cooperation Agreement, February 8, 2026
99.1	Press Release, dated February 9, 2026
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fox Factory Holding Corp.
Date:	February 9, 2026	By:	/s/ Michael C. Dennison

Michael C. Dennison
Chief Executive Officer